Exhibit 99.1

Green Mountain Coffee Roasters, Inc.’s First Quarter Fiscal 2013 Revenue Grows 16% Over Prior Year with Free Cash Flow of $254 Million

4.6 Million Keurig Single Cup Brewers Sold by GMCR; Sales of Single Serve-Related Products Increase 19% Over the Prior Year Period

WATERBURY, Vt.--(BUSINESS WIRE)--February 6, 2013--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced its first quarter fiscal year 2013 results for the 13 weeks ended December 29, 2012.

“Our strong first quarter performance underscores the connection consumers have to their Keurig® brewers; the soundness of our business model; and, the value inherent in our brand portfolio,” said Brian P. Kelley, GMCR’s President and CEO. “While the GAAP earnings comparison was affected by a non-recurring gain on the sale of Filterfresh in the first quarter of fiscal 2012, our non-GAAP earnings per share of $0.76 grew 27%.”

“The Keurig® Single Cup brewing system is a powerful breakthrough for the beverage business, with significant untapped potential in the U.S. and globally. We are in the early days of a marked evolution in how consumers purchase, prepare and customize hot beverages in their homes,” said Kelley. “With a robust innovation pipeline and a growing awareness and commitment to the Keurig® brand, GMCR is well positioned to continue to lead this disruptive shift in consumer behavior.”

First Quarter 2013 Performance Highlights
	Thirteen	Thirteen
($ in millions except earnings per share)	weeks ended	weeks ended
	December 29, 2012	December 24, 2011		% Increase
Net sales	$1,339.1	$1,158.2		16%
Operating income:
GAAP	$182.4	$145.8		25%
Non-GAAP	$194.7	$158.0		23%
Net income:
GAAP	$107.6	$104.4	(1)	3%
Non-GAAP	$116.0	$96.0		21%
Diluted income per share:
GAAP	$0.70	$0.66	(1)	6%
Non-GAAP	$0.76	$0.60		27%
EBITDA-LTM(2)	$804.7	$647.0		24%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

(1) GAAP net income and diluted income per share includes $16.7 million in net income and $0.10 per fully diluted share due to the gain on the sale of Filterfresh in the first quarter of fiscal 2012.
(2) “EBITDA” is earnings before interest, taxes, depreciation, and amortization. “LTM” is last twelve months. The “LTM” period ended December 29, 2012 includes 53 weeks. The “LTM” period ended December 24, 2011 includes 52 weeks.

First Quarter 2013 Financial Review

Net Sales

Net Sales by Product
($ in millions)	Thirteen weeks ended
	December 29, 2012	December 24, 2011	$ Increase (Decrease)	% Increase (Decrease)
Single Serve Packs	$863.7	$715.7	$148.0	21%
Brewers and Accessories	377.3	330.4	46.9	14%
Other Products and Royalties	98.1	112.1	(14.0)	(12)%
Total Net Sales	$1,339.1	$1,158.2	$180.9	16%

  As shown in the table above, approximately 93% of consolidated first quarter fiscal year 2013 net sales were sales of Keurig® Single Cup Brewers, single serve packs, and Keurig®-related accessories, with the remainder of net sales consisting primarily of bagged coffee and the traditional Canadian office coffee services business.
  Net sales of Keurig® Single Cup Brewers, single serve packs, and Keurig®-related accessories increased 19% over the prior year period.

Single Serve Packs

  The increase in single serve pack net sales was driven by a 26 percentage point increase in sales volume offset by a 4 percentage point decrease due to single serve pack product mix and a 1 percentage point decrease due to the net price realization of single serve packs.

Brewers and Accessories

  There were a total of 4.95 million Keurig® branded brewers sold during the period, an 18% increase over the prior year period.
    Of the total, GMCR sold 4.6 million Keurig® Single Cup Brewers during the first quarter. This number does not account for consumer returns.
    GMCR’s licensed brewer partners reported 350,000 brewers sold with Keurig® Single Cup Brewing technology during GMCR’s first quarter.

Other Products and Royalties

  Other products and royalties declined 12% year-over-year primarily due to the demand shift from traditional coffee package formats to single serve packs.

Operating Metrics

  In the first quarter of fiscal year 2013, gross margin improved to 31.3% from 29.1% in the prior year period.
    The higher gross margin in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012 primarily was due to a decrease in green coffee costs, and a decrease in warranty expense and lower sales returns, both primarily related to Keurig® Single Cup Brewers.
    These positive impacts were partially offset by the launch of the Keurig® Vue® Brewing system that has a lower gross margin than the Keurig® K-Cup® Brewing system; lower gross margin on the K-Cup® Brewing system primarily due to a brewer rebate program; higher labor and overhead manufacturing costs associated with the ramp-up in the K-Cup® pack manufacturing base; and, single serve pack net price realization.
    The following table quantifies the changes in gross margin period to period:

Change from Q1 2012 to Q1 2013
Favorable green coffee costs	+250 bps
Lower warranty expense	+130 bps
Lower sales returns	+100 bps
Vue®-related impact	-90 bps
Lower gross margins on K-Cup® Brewers	-70 bps
Higher manufacturing costs primarily associated with the ramp-up in K-Cup® pack production	-40 bps
Net price realization - single serve packs	-30 bps
Other items	-30 bps

  GAAP operating income of 13.6% of net sales in the first quarter of fiscal year 2013 increased from 12.6% in the prior year period.
  Primarily due to the exclusion of the amortization of identifiable intangibles in both periods, non-GAAP operating income was 14.5% of net sales in the first quarter of fiscal year 2013 compared to 13.6% in the prior year period.
  The Company’s effective income tax rate was 38.4% for the first quarter of fiscal 2013 as compared to 37.7% for the prior year period. The lower effective tax rate in the prior year period was primarily attributable to the release of an $8.8 million capital loss valuation allowance as a result of the gain realized on the sale of Filterfresh, partially offset by a $5.2 million difference between the book and tax basis gains related to the sale.
  Diluted weighted average shares outstanding as of the end of the first quarter of fiscal year 2013 decreased to 152.7 million from 159.4 million in the prior year period in part as a result of shares repurchased under the Company’s previously announced share repurchase program.
  Under its Board-authorized two-year $500 million share repurchase program, the Company repurchased 4.3 million shares in the first quarter of fiscal 2013 and 3.1 million shares in the fourth quarter of fiscal 2012 for a total of 7.4 million shares at a cost of $175 million to date.

Balance Sheet & Cash Flow Highlights

“Due to a combination of positive factors the business generated $254 million in free cash flow in the quarter,” said Frances G. Rathke, GMCR’s Chief Financial Officer. “We expect to continue to generate cash in our fiscal second quarter. However, we also expect to build brewer inventory in the back half of the year to meet anticipated seasonal demand and to continue to invest capital to fuel the growth of the business. As a result, we are reiterating our estimate for free cash flow in fiscal 2013 in the range of $100 million to $150 million.”

Balance Sheet & Cash Flow Highlights ($ in millions)	December 29, 2012	December 24, 2011
Cash and cash equivalents, including restricted cash	$98.5	$93.2
Accounts receivables, net	$432.7	$412.5
Inventories	$587.3	$606.7
Raw materials & supplies	$198.6	$241.1
Coffee	$124.6	$155.8
Packaging & other raw materials	$74.0	$85.3
Finished goods	$388.7	$365.6
Brewers & accessories	$239.2	$166.8
Single serve packs	$120.1	$171.2
Other	$29.4	$27.6
Debt outstanding and capital lease and financing obligations	$414.3	$479.7
Thirteen weeks net cash provided by operating activities	$337.1	$132.1
Thirteen weeks free cash flow (*)	$253.7	$30.2

(*) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Business Outlook and Other Forward-Looking Information

“For the remainder of the year, we expect to see continued year-over-year gross margin improvement due to lower green coffee costs and ongoing brewer quality improvements,” said Kelley. “While we expect growth will continue to moderate in the overall total coffee and espresso maker category, we also expect our share of the category to continue to increase driving further expansion of our installed Keurig® brewer base. Consistent with our previous outlook, we estimate total fiscal year 2013 net sales growth in the range of 15% to 20% over fiscal year 2012.”

Company Estimates for Second Quarter and Fiscal Year 2013

The Company provided its outlook for its second quarter of fiscal year 2013 as follows:

  Total second quarter fiscal year 2013 net sales growth in the range of 14% to 18% over the second quarter of fiscal year 2012.
  Second quarter fiscal year 2013 non-GAAP earnings per diluted share in a range of $0.70 to $0.75 per diluted share, excluding the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; and, legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation.
  The Company’s second quarter of fiscal year 2013 non-GAAP earnings per diluted share estimate includes the impact of shares repurchased prior to January 31, 2013 as part of its previously announced share repurchase program, but excludes any impact from potential future Company share repurchases.

The Company reiterated its net sales growth and free cash flow estimates and refined its non-GAAP earnings per share and capital expenditure outlook for its fiscal year 2013 as follows:

  Total fiscal year 2013 net sales growth in the range of 15% to 20% over fiscal year 2012.
  Fiscal year 2013 non-GAAP earnings per diluted share in a range of $2.72 to $2.82 per diluted share, revised from prior estimates of $2.64 to $2.74, and excluding the amortization of identifiable intangibles related to the Company’s acquisitions; any acquisition-related transaction expenses; and legal and accounting expenses related to the SEC inquiry and the Company’s pending securities and stockholder derivative class action litigation.
  The Company’s fiscal year 2013 non-GAAP earnings per diluted share estimate includes the impact of shares repurchased prior to January 31, 2013 as part of its previously announced share repurchase program, but excludes any impact from potential future Company share repurchases.
  Free cash flow in the range of $100 million to $150 million.
  Capital investment in the range of $350 million to $400 million, revised from prior estimates of $380 million to $430 million.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude any gain from sale of the Filterfresh U.S.-based coffee services business; legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation; and non-cash acquisition-related items such as amortization of identifiable intangibles and losses incurred on the extinguishment of debt, each of which include adjustments to show the tax impact of excluding these items. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation the Company’s GAAP to non-GAAP results.

Conference Call and Webcast

Green Mountain Coffee Roasters, Inc. will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, February 6, 2013. The call, along with accompanying slides, is accessible via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 8967146 from 9:00 p.m. ET on February 6, 2013 through 9:00 p.m. ET on Sunday, February 10, 2013.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating a portion of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this filing, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements”. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in our filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

GMCR-C

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands)

	December 29, 2012	September 29, 2012
Assets
Current assets:
Cash and cash equivalents	$98,525	$58,289
Restricted cash and cash equivalents	5	12,884
Receivables, less uncollectible accounts and return allowances of $59,225 and $34,517 at December 29, 2012 and September 29, 2012, respectively	432,692	363,771
Inventories	587,321	768,437
Income taxes receivable	11,916	32,943
Other current assets	44,534	35,019
Deferred income taxes, net	51,417	51,613
Total current assets	1,226,410	1,322,956

Fixed assets, net	969,297	944,296
Intangibles, net	481,600	498,352
Goodwill	802,337	808,076
Deferred income taxes, net	35	—
Other long-term assets	39,361	42,109

Total assets	$3,519,040	$3,615,789

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$8,247	$6,691
Current portion of capital lease and financing obligations	3,167	3,057
Accounts payable	282,342	279,577
Accrued compensation costs	38,893	38,458
Accrued expenses	161,414	132,992
Income tax payable	16,438	29,322
Deferred income taxes, net	241	245
Other current liabilities	24,123	29,645
Total current liabilities	534,865	519,987

Long-term debt, less current portion	342,385	466,984
Capital lease and financing obligations, less current portion	60,536	54,794
Deferred income taxes, net	271,775	270,348
Other long-term liabilities	26,987	32,544

Commitments and contingencies

Redeemable noncontrolling interests	9,855	9,904

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 148,675,810 and 152,680,855 shares at December 29, 2012 and September 29, 2012, respectively	14,867	15,268
Additional paid-in capital	1,376,699	1,464,560
Retained earnings	878,703	771,200
Accumulated other comprehensive income	2,368	10,200
Total stockholders’ equity	2,272,637	2,261,228

Total liabilities and stockholders’ equity	$3,519,040	$3,615,789

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen	Thirteen
	weeks ended	weeks ended
	December 29, 2012	December 24, 2011
Net sales	$1,339,059	$1,158,216
Cost of sales	919,896	821,612
Gross profit	419,163	336,604

Selling and operating expenses	171,845	141,358
General and administrative expenses	64,877	49,408
Operating income	182,441	145,838

Other income, net	188	691
Gain (loss) on financial instruments, net	1,104	(1,134)
(Loss) gain on foreign currency, net	(2,679)	2,686
Gain on sale of subsidiary	—	26,311
Interest expense	(5,730)	(6,463)
Income before income taxes	175,324	167,929

Income tax expense	(67,379)	(63,247)
Net income	107,945	104,682

Net income attributable to noncontrolling interests	362	268

Net income attributable to GMCR	$107,583	$104,414

Basic income per share:
Basic weighted average shares outstanding	149,317,597	154,704,471
Net income per common share - basic	$0.72	$0.67

Diluted income per share:
Diluted weighted average shares outstanding	152,708,807	159,367,829
Net income per common share - diluted	$0.70	$0.66

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Thirteen	Thirteen
	weeks ended	weeks ended
	December 29, 2012	December 24, 2011
Cash flows from operating activities:
Net income	$107,945	$104,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	43,810	25,611
Amortization of intangibles	11,535	11,453
Amortization of deferred financing fees	1,513	1,513
Unrealized loss (gain) on foreign currency, net	2,640	(2,050)
Loss on disposal of fixed assets	16	232
Gain on sale of subsidiary, excluding transaction costs	—	(28,914)
Provision for doubtful accounts	668	1,422
Provision for sales returns	44,809	54,630
(Gain) loss on derivatives, net	(755)	1,383
Excess tax benefits from equity-based compensation plans	(2,975)	(3,908)
Deferred income taxes	2,934	5,636
Deferred compensation and stock compensation	6,165	3,606
Other	363	—
Changes in assets and liabilities:
Receivables	(115,282)	(155,553)
Inventories	179,767	67,048
Income tax receivable/payable, net	11,475	49,953
Other current assets	(9,635)	(5,952)
Other long-term assets, net	1,205	(365)
Accounts payable, accrued expenses and accrued compensation costs	53,389	2,038
Other current liabilities	3,514	(144)
Other long-term liabilities	(5,959)	(225)
Net cash provided by operating activities	337,142	132,096

Cash flows from investing activities:
Change in restricted cash	3,561	581
Proceeds from sale of subsidiary, net of cash transferred	—	145,169
Capital expenditures for fixed assets	(83,458)	(101,848)
Other investing activities	100	368
Net cash (used in) provided by investing activities	(79,797)	44,270

Cash flows from financing activities:
Net change in revolving line of credit	(120,000)	(113,074)
Proceeds from issuance of common stock under compensation plans	1,127	811
Repurchase of common stock	(98,530)	—
Excess tax benefits from equity-based compensation plans	2,975	3,908
Payments on capital lease and financing obligations	(755)	(622)
Repayment of long-term debt	(1,584)	(1,616)
Other financing activities	(244)	(49)
Net cash used in financing activities	(217,011)	(110,642)

Change in cash balances included in current assets held for sale	—	5,160

Effect of exchange rate changes on cash and cash equivalents	(98)	238

Net increase in cash and cash equivalents	40,236	71,122
Cash and cash equivalents at beginning of period	58,289	12,989
Cash and cash equivalents at end of period	$98,525	$84,111

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$36,770	$33,463
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$6,607	$10,974
Settlement of acquisition related liabilities through release of restricted cash	$9,227	$18,788

GREEN MOUNTAIN COFFEE ROASTERS, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirteen weeks ended
	December 29, 2012		December 24, 2011
Operating income	$182,441		$145,838
Expenses related to SEC inquiry (1)	720		669
Amortization of identifiable intangibles (2)	11,535		11,453
Non-GAAP operating income	$194,696		$157,960

	Thirteen weeks ended
	December 29, 2012		December 24, 2011
Net income attributable to GMCR	$107,583		$104,414
After tax:
Expenses related to SEC inquiry (1)	444		417
Amortization of identifiable intangibles (2)	7,951		7,849
Gain on sale of subsidiary (3)	—		(16,685)
Non-GAAP net income	$115,978		$95,995

	Thirteen weeks ended
	December 29, 2012		December 24, 2011
Diluted income per share	$0.70		$0.66
After tax:
Expenses related to SEC inquiry (1)	0.00		0.00
Amortization of identifiable intangibles (2)	0.05		0.05
Gain on sale of subsidiary (3)	—		(0.10)
Non-GAAP net income per share	$0.76	*	$0.60	*

* Does not sum due to rounding.

(1) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3) Represents the gain on the sale of Filterfresh, net of income taxes of $9.6 million.

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
VP IR & Corporate Comm
Investor.Services@GMCR.com
or
Katie Gilroy, 781-205-7345
Corporate Comm Manager
Investor.Services@GMCR.com